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                                                                    EXHIBIT 23.3

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference of our report dated October 26, 2001 in this Registration Statement on Form S-8 of TIBCO Software Inc. relating to the consolidated balance sheets of Talarian Corporation and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended September 30, 2001 and the related financial statement schedule, which report appears in the Registration Statement on Form S-4 (No. 333-82138) dated February 5, 2002 of TIBCO Software Inc.

/s/ KPMG LLP

Mountain View, California
May 21, 2002